EX-4.1                                         EMPLOYEE STOCK INCENTIVE PLAN

                  GLOBAL DIVERSIFIED INDUSTRIES, INC.
                     EMPLOYEE STOCK INCENTIVE PLAN

     1.  GENERAL PROVISIONS

     1.1  Purpose.

     The Stock Incentive Plan (the "Plan") is intended to allow designated officers, employees and certain non-employees (all of whom are sometimes collectively referred to herein as "Employees") of Global Diversified Industries, Inc., a Nevada corporation ("Global") and its Subsidiaries (as that term is defined below) which it may have from time to time (Global and such Subsidiaries are referred to herein as the "Company") to receive certain options ("Stock Options") to purchase Global common stock, one tenth of one cent ($0.001) par value ("Common Stock"), and to receive grants of Common Stock subject to certain restrictions ("Awards"). As used in this Plan, the term "Subsidiary" shall mean each corporation which is a "subsidiary corporation" of Global within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of this Plan is to provide Employees with equity-based compensation incentives to make significant and extraordinary contributions to the long-term growth and performance of the Company, and to attract and retain Employees.

     1.2  Administration.

     1.2.1 The Plan shall be administered by the Compensation Committee (the "Committee") of, or appointed by, the Board of Directors of Global
(the "Board").   The Committee shall select one of its members as Chairman
and shall act by vote of a majority of a quorum, or by unanimous written consent. A majority of its members shall constitute a quorum. The Committee shall be governed by the provisions of Global Bylaws and of Nevada law applicable to the Board, except as otherwise provided herein or determined by the Board.

     1.2.2 The Committee shall have full and complete authority, in its discretion, but subject to the express provisions of the Plan: to approve the Employees nominated by the management of the Company to be granted Awards or Stock Options; to determine the number of Awards or Stock Options to be granted to an Employee; to determine the time or times at which Awards or Stock Options shall be granted; to establish the terms and conditions upon which Awards or Stock Options may be exercised; to remove or adjust any restrictions and conditions upon Awards or Stock Options; to specify, at the time of grant, provisions relating to exercisability of Stock Options and to accelerate or otherwise modify the exercisability of any Stock Options; and to adopt such rules and regulations and to make all other determinations deemed necessary or desirable for the administration of the Plan. All interpretations and constructions of the Plan by the Committee, and all of its actions hereunder, shall be binding and conclu-sive on all persons for all purposes.

     1.2.3 The Company hereby agrees to indemnify and hold harmless each Committee member and each employee of the Company, and the estate and heirs of such Committee member or employee, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Committee member or employee, his or her estate or heirs may suffer as a result of his or her responsibilities, obligations or duties in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items. No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Stock Option granted pursuant to the Plan.

     1.3  Eligibility and Participation.

     Employees eligible under the Plan shall be approved by the Committee from those Employees who, in the opinion of the management of the Company, are in positions which enable them to make significant contributions to the long-term performance and growth of the Company. In selecting Employees to whom Stock Options or Awards may be granted, consideration shall be given to factors such as employment position, duties and respon-sibilities, ability, productivity, length of service, morale, interest in the Company and recommendations of supervisors.

     1.4  Shares Subject to the Plan.

     The maximum number of shares of Common Stock that may be issued pursuant to the Plan shall be Two Million (2,000,000) subject to adjustment pursuant to the provisions of paragraph 4.1. If shares of Common Stock awarded or issued under the Plan are reacquired by the Company due to a forfeiture or for any other reason, such shares shall be cancelled and thereafter shall again be available for purposes of the Plan. If a Stock Option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock not purchased thereunder shall again be available for purposes of the Plan.

     2.  PROVISIONS RELATING TO STOCK OPTIONS

     2.1  Grants of Stock Options.

     The Committee may grant Stock Options in such amounts, at such times, and to such Employees nominated by the management of the Company as the
Committee, in its discretion, may determine.   Stock Options granted under
the Plan shall constitute "incentive stock options" within the meaning of
Section 422 of the Code, if so designated by the Committee on the date of grant. The Committee shall also have the discretion to grant Stock Options which do not constitute incentive stock options, and any such Stock Options shall be designated non-statutory stock options by the Committee on the date of grant. The aggregate fair market value (deter-mined as of the time an incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any Employee during any one calendar year (under all plans of the Company and any parent or subsidiary of the Company) may not exceed the maximum amount permitted under Section 422 of the Code (currently one hundred thousand dollars ($100,000.00)). Non-statutory stock options shall not be subject to the limitations relating to incen-tive stock options contained in the preceding sentence. Each Stock Option shall be evidenced by a written agreement (the "Option Agreement") in a form approved by the Committee, which shall be executed on behalf of the Company and by the Employee to whom the Stock Option is granted, and which shall be subject to the terms and conditions of this Plan. In the discretion of the Committee, Stock Options may include provisions (which need not be uniform), authorized by the Committee in its discretion, that accelerate an Employee's rights to exercise Stock Options following a "Change in Control," upon termination of such Employee employment by the Company without "Cause" or by the Employee for "Good Reason," as such terms are defined in paragraph 3.1 hereof. The holder of a Stock Option shall not be entitled to the privileges of stock ownership as to any shares of Common Stock not actually issued to such holder.

     2.2  Purchase Price.

     The purchase price ("Exercise Price") of shares of Common Stock subject to each Stock Option ("Option Shares") shall be five cents ($0.05). For an employee holding greater than ten percent (10%) of the total voting power of all stock of the Company, either Common or Preferred, the Exercise Price of an incentive stock option shall be at least one hundred and ten percent (110%) of the fair market value of the Common Stock on the date of the grant of the option.

     2.3  Option Period.

     The Stock Option period (the "Term") shall commence on the date of grant of the Stock Option and shall be ten (10) years or such shorter
period as is determined by the Committee.    Each Stock Option shall
provide that it is exercisable over its term in such periodic installments as the Committee in its sole discretion may determine. Such provisions need not be uniform. Section 16(b) of the Exchange Act exempts persons normally subject to the reporting requirements of Section 16(a) of the Exchange Act ("Section 16 Reporting Persons") pursuant to a qualified employee stock option plan from the normal requirement of not selling until at least six (6) months and one day from the date the Stock Option is granted.

     2.4  Exercise of Options.

     2.4.1 Each Stock Option may be exercised in whole or in part (but not as to fractional shares) by delivering it for surrender or endorsement to the Company, attention of the Corporate Secretary, at the principal office of the Company, together with payment of the Exercise Price and an executed Notice and Agreement of Exercise in the form prescribed by paragraph 2.4.2. Payment may be made (i) in cash, (ii) by cashier's or certified check, (iii) by surrender of previously owned shares of the Company's Common Stock valued pursuant to paragraph 2.2 (if the Committee authorizes payment in stock in its discretion), (iv) by withholding from the Option Shares which would otherwise be issuable upon the exercise of the Stock Option that number of Option Shares equal to the exercise price of the Stock Option, if such withholding is authorized by the Committee in its discretion, or (v) in the discretion of the Committee, by the delivery to the Company of the optionee's promissory note secured by the Option Shares, bearing interest at a rate sufficient to prevent the imputation of interest under Sections 483 or 1274 of the Code, and having such other terms and conditions as may be satisfactory to the Committee.

     2.4.2 Exercise of each Stock Option is conditioned upon the agreement of the Employee to the terms and conditions of this Plan and of such Stock Option as evidenced by the Employee's execution and delivery of a Notice and Agreement of Exercise in a form to be determined by the Committee in its discretion. Such Notice and Agreement of Exercise shall set forth the agreement of the Employee that: (a) no Option Shares will be sold or otherwise distributed in violation of the Securities Act of 1933 (the "Securities Act") or any other applicable federal or state securities laws, (b) each Option Share certificate may be imprinted with legends reflecting any applicable federal and state securities law restrictions and conditions, (c) the Company may comply with said securities law restrictions and issue "stop transfer" instructions to its Transfer Agent and Registrar without liability, (d) if the Employee is a Section 16 Reporting Person, the Employee will furnish to the Company a copy of each Form 4 or Form 5 filed by said Employee and will timely file all reports required under federal securities laws, and (e) the Employee will report all sales of Option Shares to the Company in writing on a form prescribed by the Company.

     2.4.3 No Stock Option shall be exercisable unless and until any applicable registration or qualification requirements of federal and state securities laws, and all other legal requirements, have been fully complied with. The Company will use reasonable efforts to maintain the effectiveness of a Registration Statement under the Securities Act for the issuance of Stock Options and shares acquired thereunder, but there may be times when no such Registration Statement will be currently effective.
The exercise of Stock Options may be temporarily suspended without liability to the Company during times when no such Registration Statement is currently effective, or during times when, in the reasonable opinion of the Committee, such suspension is necessary to preclude violation of any requirements of applicable law or regulatory bodies having jurisdiction over the Company. If any Stock Option would expire for any reason except the end of its term during such a suspension, then if exercise of such Stock Option is duly tendered before its expiration, such Stock Option shall be exercisable and exercised (unless the attempted exercise is withdrawn) as of the first day after the end of such suspension. The Company shall have no obligation to file any Registration Statement covering resales of Option Shares.

     2.5  Continuous Employment.

     Except as provided in paragraph 2.7 below, an Employee may not exercise a Stock Option unless from the date of grant to the date of exercise such Employee remains continuously in the employ of the Company.
 For purposes of this paragraph 2.5, the period of continuous employment of an Employee with the Company shall be deemed to include (without extending the term of the Stock Option) any period during which such Employee is on leave of absence with the consent of the Company, provided that such leave of absence shall not exceed three (3) months and that such Employee returns to the employ of the Company at the expiration of such leave of absence. If such Employee fails to return to the employ of the Company at the expiration of such leave of absence, such Employee's employment with the Company shall be deemed terminated as of the date such leave of absence commenced. The continuous employment of an Employee with the Company shall also be deemed to include any period during which such Employee is a member of the Armed Forces of the United States, provided that such Employee returns to the employ of the Company within ninety (90) days (or such longer period as may be prescribed by law) from the date such Employee first becomes entitled to discharge. If an Employee does not return to the employ of the Company within ninety (90) days (or such longer period as may be prescribed by law) from the date such Employee first becomes entitled to discharge, such Employee's employment with the Company shall be deemed to have terminated as of the date such Employee's military service ended.

     2.6  Restrictions on Transfer.

     Each Stock Option granted under this Plan shall be transferable only by will or the laws of descent and distribution. No interest of any Employee under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. Each Stock Option granted under this Plan shall be exercisable during an Employee's lifetime only by such Employee or by such Employee's legal representative.

     2.7  Termination of Employment.

     2.7.1 Upon an Employee's Retirement, Disability (both terms being defined below) or death, (a) all Stock Options to the extent then presently exercisable shall remain in full force and effect and may be exercised pursuant to the provisions thereof, including expiration at the end of the fixed term thereof, and (b) unless otherwise provided by the Committee, all Stock Options to the extent not then presently exercisable by such Employee shall terminate as of the date of such termination of employment and shall not be exercisable thereafter.

     2.7.2 Upon the termination of the employment of an Employee with the Company for any reason other than the reasons set forth in paragraph 2.7.1 hereof, (a) all Stock Options to the extent then presently exercisable by such Employee shall remain exercisable only for a period of ninety (90) days after the date of such termination of employment (except that the ninety (90) day period shall be extended to twelve (12) months if the Employee shall die during such ninety (90) day period), and may be exercised pursuant to the provisions thereof, including expiration at the end of the fixed term thereof, and (b) unless otherwise provided by the Committee, all Stock Options to the extent not then presently exercisable by such Employee shall terminate as of the date of such termination of employment and shall not be exercisable thereafter.

     2.7.3  For purposes of this Plan:

     (a) "Retirement" shall mean an Employee's retirement from the employ of the Company on or after the date on which such Employee attains the age of sixty-five (65) years; and

     (b) "Disability" shall mean total and permanent incapacity of an Employee, due to physical impairment or legally established mental incompetence, to perform the usual duties of such Employee's employment with the Company, which disability shall be determined: (i) on medical evidence by a licensed physician designated by the Committee, or (ii) on evidence that the Employee has become entitled to receive primary benefits as a disabled employee under the Social Security Act in effect on the date of such disability.

     3.  PROVISIONS RELATING TO AWARDS

     3.1  Grant of Awards.

     Subject to the provisions of the Plan, the Committee shall have full and complete authority, in its discretion, but subject to the express provisions of this Plan, to (i) grant Awards pursuant to the Plan, (ii) determine the number of shares of Common Stock subject to each Award ("Award Shares"), (iii) determine the terms and conditions (which need not be identical) of each Award, including the consideration (if any) to be paid by the Employee for such Common Stock, which may, in the Committee's discretion, consist of the delivery of the Employee's promissory note meeting the requirements of paragraph 2.4.1, (iv) establish and modify performance criteria for Awards, and (v) make all of the determinations necessary or advisable with respect to Awards under the Plan. Each award under the Plan shall consist of a grant of shares of Common Stock subject to a restriction period (after which the restrictions shall lapse), which shall be a period commencing on the date the award is granted and ending on such date as the Committee shall determine (the "Restriction Period"). The Committee may provide for the lapse of restrictions in installments, for acceleration of the lapse of restrictions upon the satisfaction of such performance or other criteria or upon the occurrence of such events as the Committee shall determine, and for the early expiration of the Restriction Period upon an Employee's death, Disability or Retirement as defined in paragraph 2.7.3, or, following a Change of Control, upon termination of an Employee's employment by the Company without "Cause" or by the Employee for "Good Reason," as those terms are defined herein. For purposes of this Plan:

     "Change of Control" shall be deemed to occur (a) on the date the Company first has actual knowledge that any person (as such term is used in Sections 13(d) and 14(d) (2) of the Exchange Act) has become the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities, or (b) on the date the shareholders of the Company approve (i) a merger of the Company with or into any other corporation in which the Company is not the surviving corporation or in which the Company survives as a subsidiary of another corporation, (ii) a consolidation of the Company with any other corporation, or (iii) the sale or disposition of all or substantially all of the Company's assets or a plan of complete liquidation.

     "Cause," when used with reference to termination of the employment of an Employee by the Company for "Cause," shall mean:

     (a) the Employee's continuing willful and material breach of his or her duties to the Company after he or she receives a demand from the Chief Executive of the Company specifying the manner in which he or she has willfully and materially breached such duties, other than any such failure resulting from Disability of the Employee or his or her resignation for "Good Reason," as defined herein; or

     (b)  the conviction of the Employee of a felony; or

     (c) the Employee's commission of fraud in the course of his or her employment with the Company, such as embezzlement or other material and intentional violation of law against the Company; or

     (d) the Employee's gross misconduct causing material harm to the Company.

     "Good Reason" shall mean any one or more of the following, occurring following or in connection with a Change of Control and within ninety (90) days prior to the Employee's resignation, unless the Employee shall have consented thereto in writing:

     (a) the assignment to the Employee of duties inconsistent with his or her executive status prior to the Change of Control or a substantive change in the officer or officers to whom he or she reports from the officer or officers to whom he or she reported immediately prior to the Change of Control; or

     (b) the elimination or reassignment of a majority of the duties and responsibilities that were assigned to the Employee immediately prior to the Change of Control; or

     (c) a reduction by the Company in the Employee's annual base salary as in effect immediately prior to the Change of Control; or

     (d) the Company's requiring the Employee to be based anywhere outside a 35-mile radius from his or her place of employment immediately prior to the Change of Control, except for required travel on the Company's business to an extent substantially consistent with the Employee's business travel obligations immediately prior to the Change of Control; or

     (e) the failure of the Company to grant the Employee a performance bonus reasonably equivalent to the same percentage of salary the Employee normally received prior to the Change of Control, given comparable performance by the Company and the Employee; or

     (f) the failure of the Company to obtain a satisfactory Assumption Agreement (as defined in paragraph 4.12 of the Plan) from a successor, or the failure of such successor to perform such Assumption Agreement.

     3.2  Incentive Agreements.

     Each Award granted under the Plan shall be evidenced by a written agreement (an "Incentive Agreement") in a form approved by the Committee and executed by the Company and the Employee to whom the Award is granted.
 Each Incentive Agreement shall be subject to the terms and conditions of the Plan and other such terms and conditions as the Committee may specify.

     3.3  Waiver of Restrictions.

     The Committee may modify or amend any Award under the Plan or waive any restrictions or conditions applicable to such Awards; provided, however, that the Committee may not undertake any such modifications, amendments or waivers if the effect thereof materially increases the benefits to any Employee, or adversely affects the rights of any Employee without his or her consent.

     3.4  Terms and Conditions of Awards.

     3.4.1 Upon receipt of an Award of shares of Common Stock under the Plan, even during the Restriction Period, an Employee shall be the holder of record of the shares and shall have all the rights of a shareholder with respect to such shares, subject to the terms and conditions of the Plan and the Award.

     3.4.2 Except as otherwise provided in this paragraph 3.4, no shares of Common Stock received pursuant to the Plan shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period applicable to such shares. Any purported disposition of such Common Stock in violation of this paragraph 3.4.2 shall be null and void.

     3.4.3 If an Employee's employment with the Company terminates prior to the expiration of the Restriction Period for an Award, subject to any provisions of the Award with respect to the Employee's death, Disability or Retirement, or Change of Control, all shares of Common Stock subject to the Award shall be immediately forfeited by the Employee and reacquired by the Company, and the Employee shall have no further rights with respect to the Award. In the discretion of the Committee, an Incentive Agreement may provide that, upon the forfeiture by an Employee of Award Shares, the Company shall repay to the Employee the consideration (if any) which the Employee paid for the Award Shares on the grant of the Award. In the discretion of the Committee, an Incentive Agreement may also provide that such repayment shall include an interest factor on such consideration from the date of the grant of the Award to the date of such repayment.

     3.4.4 The Committee may require under such terms and conditions as it deems appropriate or desirable that (i) the certificates for Common Stock delivered under the Plan are to be held in custody by the Company or a person or institution designated by the Company until the Restriction Period expires, (ii) such certificates shall bear a legend referring to the restrictions on the Common Stock pursuant to the Plan, and (iii) the Employee shall have delivered to the Company a stock power endorsed in blank relating to the Common Stock.

     4.  MISCELLANEOUS PROVISIONS

     4.1  Adjustments Upon Change in Capitalization.

     4.1.1 The number and class of shares subject to each outstanding Stock Option, the Exercise Price thereof (but not the total price), the maximum number of Stock Options that may be granted under the Plan, the minimum number of shares as to which a Stock Option may be exercised at any one time, and the number and class of shares subject to each outstanding
Award, shall be proportionately adjusted in the event of any increase or decrease in the number of the issued shares of Common Stock which results from a split-up or consolidation of shares, payment of a stock dividend or dividends exceeding a total of five percent (5%) for which the record dates occur in any one fiscal year, a recapitalization (other than the conversion of convertible securities according to their terms), a combination of shares or other like capital adjustment, so that (i) upon exercise of the Stock Option, the Employee shall receive the number and class of shares such Employee would have received had such Employee been the holder of the number of shares of Common Stock for which the Stock Option is being exercised upon the date of such change or increase or decrease in the number of issued shares of the Company, and (ii) upon the lapse of restrictions of the Award Shares, the Employee shall receive the number and class of shares such Employee would have received if the restrictions on the Award Shares had lapsed on the date of such change or increase or decrease in the number of issued shares of the Company.

     4.1.2 Upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which Global is not the surviving corporation or in which Global survives as a wholly-owned subsidiary of another corporation, or upon a sale of all or substantially all of the property of the Company to another corporation, or any dividend or distribution to shareholders of more than ten percent (10%) of the Company's assets, adequate adjustment or other provisions shall be made by the Company or other party to such transaction so that there shall remain and/or be substituted for the Option Shares and Award Shares provided for herein, the shares, securities or assets which would have been issuable or payable in respect of or in exchange for such Option Shares and Award Shares then remaining, as if the Employee had been the owner of such shares as of the applicable date. Any securities so substituted shall be subject to similar successive adjustments.

     4.2  Withholding Taxes.

     The Company shall have the right at the time of exercise of any Stock Option, the grant of an Award, or the lapse of restrictions on Award Shares, to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to such exercise ("Tax Liability"), to ensure the payment of any such Tax Liability. The Company may provide for the payment of any Tax Liability by any of the following means or a combination of such means, as determined by the Committee in its sole and absolute discretion in the particular case: (i) by requiring the Employee to tender a cash payment to the Company, (ii) by withholding from the Employee's salary, (iii) by withholding from the Option Shares which would otherwise be issuable upon exercise of the Stock Option, or from the Award Shares on their grant or date of lapse of restrictions, that number of Option Shares or Award Shares having an aggregate fair market value (determined in the manner prescribed by paragraph 2.2) as of the date the withholding tax obligation arises in an amount which is equal to the Employee's Tax Liability or (iv) by any other method deemed appropriate by the Committee. Satisfaction of the Tax Liability of a Section 16 Reporting Person may be made by the method of payment specified in clause
(iii) above only if the following two conditions are satisfied:

     (a) the withholding of Option Shares or Award Shares and the exercise of the related Stock Option occur at least six months and one day following the date of grant of such Stock Option or Award; and

     (b)  the withholding of Option Shares or Award Shares is made either
(i) pursuant to an irrevocable election ("Withholding Election") made by such Employee at least six months in advance of the withholding of Options Shares or Award Shares, or (ii) on a day within a ten-day "window period" beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings.

     Anything herein to the contrary notwithstanding, a Withholding Election may be disapproved by the Committee at any time.

     4.3  Relationship to Other Employee Benefit Plans.

     Stock Options and Awards granted hereunder shall not be deemed to be salary or other compensation to any Employee for purposes of any pension, thrift, profit-sharing, stock purchase or any other employee benefit plan now maintained or hereafter adopted by the Company.

     4.4  Amendments and Termination.

     The Board of Directors may at any time suspend, amend or terminate this Plan. No amendment, except as provided in paragraph 2.8, or modification of this Plan may be adopted, except subject to stockholder approval, which would: (a) materially increase the benefits accruing to Employees under this Plan, (b) materially increase the number of securities which may be issued under this Plan (except for adjustments pursuant to paragraph 4.1 hereof), or (c) materially modify the requirements as to eligibility for participation in the Plan.

     4.5  Successors in Interest.

     The provisions of this Plan and the actions of the Committee shall be binding upon all heirs, successors and assigns of the Company and of Employees.

     4.6  Other Documents.

     All documents prepared, executed or delivered in connection with this Plan (including, without limitation, Option Agreements and Incentive Agreements) shall be, in substance and form, as established and modified by the Committee; provided, however, that all such documents shall be subject in every respect to the provisions of this Plan, and in the event of any conflict between the terms of any such document and this Plan, the provisions of this Plan shall prevail.

     4.7  No Obligation to Continue Employment.

     This Plan and grants hereunder shall not impose any obligation on the Company to continue to employ any Employee. Moreover, no provision of this Plan or any document executed or delivered pursuant to this Plan shall be deemed modified in any way by any employment contract between an Employee (or other employee) and the Company.

     4.8  Misconduct of an Employee.

     Notwithstanding any other provision of this Plan, if an Employee commits fraud or dishonesty toward the Company or wrongfully uses or discloses any trade secret, confidential data or other information proprietary to the Company, or intentionally takes any other action materially inimical to the best interests of the Company, as determined by the Committee, in its sole and absolute discretion, such Employee shall forfeit all rights and benefits under this Plan.

     4.9  Term of Plan.

     This Plan was adopted by the Board effective February 3, 2004. No Stock Options or Awards may be granted under this Plan after February 3, 2014.

     4.10  Governing Law.

     This Plan shall be construed in accordance with, and governed by, the laws of the State of Nevada.

     4.11  Approval.

     No Stock Option shall be exercisable, or Award granted, unless and until the Directors of the Company have approved this Plan and all other legal requirements have been fully complied with.

     4.12  Assumption Agreements.

     The Company will require each successor, (direct or indirect, whether by purchase, merger, consolidation or otherwise), to all or substantially all of the business or assets of the Company, prior to the consummation of each such transaction, to assume and agree to perform the terms and provisions remaining to be performed by the Company under each Incentive Agreement and Stock Option and to preserve the benefits to the Employees thereunder. Such assumption and agreement shall be set forth in a written agreement in form and substance satisfactory to the Committee (an "Assumption Agreement"), and shall include such adjustments, if any, in the application of the provisions of the Incentive Agreements and Stock Options and such additional provisions, if any, as the Committee shall require and approve, in order to preserve such benefits to the Employees. Without limiting the generality of the foregoing, the Committee may require an Assumption Agreement to include satisfactory undertakings by a successor:

     (a) to provide liquidity to the Employees at the end of the Restriction Period applicable to Common Stock awarded to them under the Plan, or on the exercise of Stock Options;

     (b) if the succession occurs before the expiration of any period specified in the Incentive Agreements for satisfaction of performance criteria applicable to the Common Stock awarded thereunder, to refrain from interfering with the Company's ability to satisfy such performance criteria or to agree to modify such performance criteria and/or waive any criteria that cannot be satisfied as a result of the succession;

     (c) to require any future successor to enter into an Assumption Agreement; and

     (d) to take or refrain from taking such other actions as the Committee may require and approve, in its discretion.

The Committee referred to in this paragraph 4.12 is the Committee appointed by a Board of Directors in office prior to the succession then under consideration.

     4.13  Compliance With Rule 16b-3.

     Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent that any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     IN WITNESS WHEREOF, this Plan has been executed effective as of the 17th day of February 17, 2003.

                                       Global Diversified Industries, Inc.


                                       By: /s/  Phillip Hamiton
                                       Phillip Hamilton Chief Executive Officer